                                                                      Exhibit 12


                 FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)


                                                                Year Ended May 31,
                                               --------------------------------------------------------
                                                  1992        1993       1994       1995        1996
                                               ---------    --------   --------   --------   ----------
                                                          (In thousands, except ratios)

Earnings:
  Income (loss) before
    income taxes.............................    $(146,828) $203,576   $378,462   $522,084   $  539,959
  Add back:
    Interest expense, net of
      capitalized interest...................      176,321   168,762    152,170    130,923      105,449
    Amortization of debt
      issuance costs.........................        2,570     4,906      2,860      2,493        1,628
    Portion of rent expense
      representative of interest
      factor.................................      299,012   262,724    285,261    329,370      386,254
                                                 ---------  --------   --------   --------   ----------

  Earnings as adjusted.......................    $ 331,075  $639,968   $818,753   $984,870   $1,033,290
                                                 =========  ========   ========   ========   ==========
Fixed Charges:
  Interest expense, net of
    capitalized interest.....................    $ 176,321  $168,762   $152,170   $130,923   $  105,449
  Capitalized interest.......................       26,603    31,256     29,738     27,381       39,254
  Amortization of debt
    issuance costs...........................        2,570     4,906      2,860      2,493        1,628
  Portion of rent expense
    representative of interest
    factor...................................      299,012   262,724    285,261    329,370      386,254
                                                 ---------  --------   --------   --------   ----------
                                                 $ 504,506  $467,648   $470,029   $490,167   $  532,585
                                                 =========  ========   ========   ========   ==========
 Ratio of Earnings to Fixed
  Charges                                           (A)          1.4        1.7        2.0          1.9
                                                 =========  ========   ========   ========   ==========
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(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.